                                                                    EXHIBIT 3.1

                   PEOPLE'S BANK, ARTICLES OF INCORPORATION

Article I            Name                                                P. 1

Article II           Location                                            P. 1

Article III          Duration                                            P. 1

Article IV           Purpose and Powers                                  P. 1

Article V            Capital Stock                                       P. 2
    5.1              Authorized Stock                                    P. 2
    5.2              Common Stock                                        P. 2
    5.3              Preferred Stock                                     P. 2
    5.3A             8.50% Noncumulative Convertible
                     Preferred Stock, Series A                           P. 3
    5.4              Vote Required                                       P. 12
    5.5              Action Without Meeting                              P. 13
    5.6              Minimum Capital                                     P. 13

Article VI           Subscription and Pre-emptive Rights                 P. 13

Article VII          Directors                                           P. 14
    7.1              Board of Directors                                  P. 14
    7.2              Initial Board                                       P. 15
    7.3              Nominations to Board                                P. 16
    7.4              Vacancy on Board                                    P. 17
    7.5              Compensation                                        P. 17

Article VIII         Business Combinations                               P. 17
    8.1              Evaluation of Business Combinations                 P. 17
    8.2              Definition                                          P. 18

Article IX           Acquisition of Stock                                P. 18
    9.1              Restrictions on Offers and Acquisitions             P. 18
    9.2              Definitions                                         P. 19
    9.3              Exclusion For Underwriters, Directors
                     Officers and Employees                              P. 19
    9.4              Readoption of Restriction by
                     Shareholders                                        P. 19
    9.5              Exceptions                                          P. 19
    9.6              Enforcement of Article IX                           P. 19

Article X            Indemnification                                     P. 20

                           ARTICLES OF INCORPORATION
                                 PEOPLE'S BANK
                         (A Reorganized Savings Bank)
                          --------------------------

                                   ARTICLE I

                                     Name
                                     ----

           The name of the capital stock savings bank incorporated hereby (the "Bank") shall be "People's Bank."

                                  ARTICLE II

                                   Location
                                   --------

           The main office of the Bank shall be located in the City of Bridgeport, Connecticut. The population of Bridgeport is approximately 143,100.

                                   ARTICLE III

                                    Duration
                                    --------

           The Bank shall have perpetual existence.

                                   ARTICLE IV

                               Purpose and Powers
                               ------------------

           The purpose of the Bank is to pursue any or all of the lawful objectives of a capital stock savings bank chartered pursuant to the laws of the State of Connecticut, and to exercise all of the express, implied and incidental powers conferred by such laws and by all amendments or supplements to such laws, subject to all lawful and applicable rules, regulations and orders of the Banking Commissioner of the State of Connecticut (the "Commissioner"), the Federal Deposit Insurance Corporation, or any other state or federal agency having the authority to supervise or regulate the Bank and the conduct of its business. Without limiting the foregoing, the Bank shall have the power to take deposits, to make loans of every type and description (whether with or without security), and generally to engage in any and all activities which constitute the business of banking.

                                   ARTICLE V

                                 Capital Stock
                                 -------------

           5.1 Authorized Stock. The total number of shares of all classes of
               ----------------
capital stock which the Bank shall have authority to issue is 110,000,000, consisting of:

           (a) One Hundred Million (100,000,000) shares of common stock, without par value ("Common Stock"); and

           (b) Ten Million (10,000,000) shares of preferred stock, without par value ("Preferred Stock").

           5.2 Common Stock.
               ------------

           (a) Except as otherwise provided by law, all capital stock voting power shall be vested exclusively in the Common Stock. A holder of Common Stock shall be entitled to one vote for each share of Common Stock owned of record by such holder on the capital stock records of the Bank.

           (b) Subject to any superior rights or preferences of holders of Preferred Stock at the time outstanding, holders of Common Stock shall be entitled to such dividends as may be declared by the Board of Directors out of funds lawfully available therefor. Upon any liquidation, dissolution or winding up of the affairs of the Bank, whether voluntary or involuntary, holders of Common Stock shall be entitled to receive the remaining assets of the Bank after the holders of Preferred Stock have been paid in full any sums to which they may be entitled in preference to the holders of Common Stock.

           5.3 Preferred Stock. Shares of Preferred Stock may be issued from
               ---------------
time to time in one or more series as may from time to time be determined by the Board of Directors, each of such series to be distinctly designated. All shares of any one series of Preferred Stock shall be identical. Shares of Preferred Stock shall not entitle the holder or holders thereof to vote, except when specifically required or permitted to vote as a class by the provisions of Chapter 601 of the Connecticut General Statutes, as the same may be amended or recodified from time to time. All other preferences and relative, participating, optional and other special rights of each of such series, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding; and the Board of Directors of the Bank is hereby expressly granted authority to fix, by resolution or resolutions adopted prior to the issuance of any shares of a particular series of Preferred Stock, the designations, preferences and relative, optional and other special rights, and the qualifications, limitations and restrictions, of such series including, but without limiting the generality of the foregoing, the following:

           (a) The distinctive designation of and the number of shares of Preferred Stock which shall constitute such series, which number may be increased or decreased (but not below the number of shares then outstanding) from time to time by like action of the Board of Directors;

           (b) The rate and times at which, and the terms and conditions on which, dividends, if any, on Preferred Stock of such series shall be paid, the extent of the preference or relation, if any, of such dividends to the dividends payable on any other class or classes or series of the same or other classes of capital stock and whether (and the dates from which) such dividends shall be cumulative or noncumulative;

           (c) The right, if any, of the holders of Preferred Stock of such series to convert the shares thereof into or exchange the same for, shares of any other class or classes or of any series of the same or any other class or classes of capital stock of the Bank or any other corporation and the terms and conditions of such conversion or exchange;

           (d) Whether or not Preferred Stock of such series shall be subject to redemption, and the redemption price or prices and the time or times at which, and the terms and conditions on which, the shares of such series may be redeemed;

           (e) The rights, if any, of the holders of Preferred Stock of such series upon the voluntary or involuntary liquidation, merger, consolidation, distribution or sale of assets, dissolution or winding up of the Bank (subject, however, to the provisions of Section 36a-195(c) of the Connecticut General Statutes, as the same may be amended or recodified from time to time and to any lawful order or directive issued by the Commissioner); and

           (f) The terms of the sinking fund or redemption or purchase account, if any, to be provided for the Preferred Stock of such series.

           5.3A 8.50% Noncumulative Convertible Preferred Stock Series A. The
                ------------------------------------------------------
Bank shall have the authority to issue, as part of the shares of Preferred Stock authorized pursuant to Section 5.1(b) hereof, a series of Preferred Stock designated as 8.50% Noncumulative Convertible Preferred Stock, Series A (the "Series A Preferred Stock"), consisting of 1,380,000 shares, without par value. The terms, limitations and relative rights and preferences of the Series A Preferred Stock are as follows:

                                   Section 1
                                   ---------
                                     Rank
                                     ----

           The shares of Series A Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding up and dissolution of the Bank, rank prior to the Bank's Common Stock and to all other classes and series of equity securities of the Bank now or hereafter authorized, issued or outstanding, other than any class or series of equity securities of the Bank ranking on a parity with (the "Parity Stock") or senior to (the "Senior Stock") shares of Series A Preferred Stock as to dividend right or rights upon liquidation, winding up or dissolution of the Bank. The Common

Stock and any other class or series of equity securities of the Bank other than Parity Stock or Senior Stock are referred to herein collectively as the "Junior Stock."

           The shares of Series A Preferred Stock shall be subject to the creation of Parity Stock or Junior Stock, but not Senior Stock, without the consent of the holders of shares of Series A Preferred Stock to the extent not expressly prohibited by the Bank's Articles of Incorporation.

                                   Section 2
                                   ---------
                                Dividend Rights
                                ---------------

           Holders of shares of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors or a duly authorized committee thereof out of funds of the Bank legally available for payment, noncumulative cash dividends from the date of issue thereof, which dividends shall accrue at the rate of $4.25 per share per annum, payable quarterly on the 15th day of February, May, August, and November of each year (each a "Dividend Payment Date"), commencing on August 15, 1993; provided, however, that if any such Dividend Payment Date falls on a day that is not a Business Day, the dividend payment to be made on such Dividend Payment Date shall be made on the next succeeding Business Day with the same force and effect as if made on such Dividend Payment Date, and no interest or additional dividends will accrue as a result of such delayed payment. "Business Day" means any day that is not a Saturday, a Sunday or a day on which banking institutions or trust companies in the City of New York or the State of Connecticut are authorized or obligated by law or executive order to close. Each declared dividend shall be payable to holders of record as they appear at the close of business on the stock books of the Bank on record dates as determined by the Board of Directors or a duly authorized committee thereof (each of such dates a "Record Date"). The Record Date for any particular Dividend Payment Date may be no less than 10 and no more than 30 days prior to the applicable Dividend Payment Date. Quarterly dividend periods (each a "Dividend Period") shall commence on and include the 15th day of February, May, August, and November of each year and shall end on and include the day next preceding the next following Dividend Payment Date. The Series A Preferred Stock shall not participate in dividends with Common Stock.

           Dividends on shares of Series A Preferred Stock shall be noncumulative. In the event a dividend on shares of Series A Preferred Stock is not declared by the Board of Directors or any duly authorized committee thereof with respect to any Dividend Period, the Bank shall have no obligation at any time to pay a dividend on the shares of Series A Preferred Stock in respect of such Dividend Period.

           Any Parity Stock issued by the Bank shall not have any dividend period that ends on any date other than a date that is the end of a Dividend Period. No full dividends shall be declared or paid or set apart for payment on any Parity Stock in respect of any such dividend period unless full dividends on the Series A Preferred Stock for the Dividend Period ending on the same date as such dividend period shall have been paid or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment. If, with respect to any Dividend Period, dividends are not paid in full on the Series A Preferred Stock, dividends on shares of

Series A Preferred Stock and Parity Stock shall not be declared except on a pro rata basis, such that the ratio consisting of the amount of all dividends declared on the Series A Preferred Stock relative to the amount of all dividends declared on all Parity Stock shall be equal to the ratio consisting of the total amount of accrued dividends for the Series A Preferred Stock for such Dividend Period relative to the total amount of accrued dividends for all Parity Stock for the applicable dividend period ending on the same date as such Dividend Period.

           Unless and until full dividends on the Series A Preferred Stock with respect to any Dividend Period shall have been declared and paid or set apart for payment, the Bank shall not (i) with respect to such Dividend Period, declare or pay or set apart for payment any dividends on any Junior Stock, (ii) during such Dividend Period, repurchase, redeem or otherwise acquire any Junior Stock, except upon conversion into or exchange for other Junior Stock, or (iii) repurchase, redeem or otherwise acquire (except by conversion into or exchange for Junior Stock), directly or indirectly, any Parity Stock, except pursuant to pro rata offers to purchase or a concurrent redemption of all or a pro rata portion of the outstanding shares of Series A Preferred Stock.

           The amount of dividends payable for the initial Dividend Period or any period shorter than a full Dividend Period shall be computed on the basis of twelve 30-day months, a 360-day year and the actual number of days elapsed in the period. Dividends payable with respect to each full quarterly dividend period shall be equal to the quotient derived by dividing the annual dividend rate by four.

                                   Section 3
                                   ---------
                               Conversion Rights
                               -----------------

           The holders of the Series A Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

           (a) Right to Convert. Each share of Series A Preferred Stock shall be
               ----------------
convertible, at any time and from time to time, without the payment of any additional consideration by the holder thereof, at the option of the holder thereof, at the office of the Bank or any transfer agent for the Series A Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as determined by dividing $50.00 by the Conversion Price, determined as hereinafter provided, in effect at the time of conversion, except that if any Series A Preferred Stock is called for redemption, the Conversion Rights pertaining thereto will terminate at the close of business on the date fixed for redemption, unless the Bank defaults in the payment of the redemption price plus accrued and unpaid dividends for the then-current Dividend Period to the date fixed for redemption. If more than one share of the Series A Preferred Stock shall be surrendered for conversion at the same time by the same holder of record, the number of full shares which shall be issuable upon the conversion thereof shall be computed on the basis of the total number of shares of the Series A Preferred Stock so surrendered. The price at which shares of Common Stock shall be issued upon conversion of Series A Preferred Stock without the payment of any additional consideration by the holder thereof (the "Conversion Price") shall initially be $8.25 per share of Common Stock. Such initial Conversion Price shall be subject to adjustment, in order to adjust the number of shares of Common Stock into which the Series A Preferred Stock is convertible, as hereinafter provided. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Bank shall pay cash equal to such fraction multiplied by the then effective Conversion Price.

           (b) Mechanics of Conversion. Any holder of shares of Series A
               -----------------------
Preferred Stock shall be entitled to convert such shares into Common Stock only upon surrender of the certificate or certificates therefor, duly endorsed, at the office of the Bank or of any transfer agent for the Series A Preferred Stock and such holder's submission of written notice to the Bank at such office of such election to convert. Such notice shall indicate the name or names in which such holder desires the certificate or certificates for shares of Common Stock to be issued. The Bank shall, as soon as practicable thereafter (and, in any event, within ten (10) days of such surrender), issue and deliver at such office to such holder of Series A Preferred Stock, or to such holder's nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the party or parties entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

           The holders of shares of Series A Preferred Stock at the close of business on a Record Date shall be entitled to receive the dividend payable on such shares at the corresponding Dividend Payment Date, notwithstanding the conversion thereof or the Company's default in payment of any dividend declared and due on such Dividend Payment Date; provided, however, that holders of shares
                                       --------  -------
of Series A Preferred Stock subject to redemption on a date fixed for redemption (any such date, a Redemption Date) between such Record Date and the corresponding Dividend Payment Date shall not be entitled to receive such dividend on such Dividend Payment Date; and further Provided, however, that
                                            ------- --------  -------
shares of Series A Preferred Stock surrendered for conversion during the period after any Record Date and prior to the corresponding Dividend Payment Date must be accompanied by payment of an amount equal to the dividend payable on such shares on such Dividend Payment Date.

           (c) Adjustments to Conversion Price.
               -------------------------------

           The Conversion Price shall be subject to adjustment from time to time as follows:

               (i) In the event the Bank shall pay or make a dividend or other distribution on shares of Common Stock in Common Stock, the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of shareholders entitled to receive such dividend or other distribution shall be reduced by multiplying such Conversion Price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and the denominator shall be the sum of such number of shares plus the total number of shares constituting such dividend or other distribution. Such reduction shall become effective immediately after the opening of business on the day subsequent to the date fixed for such determination. For purposes of calculating the amount of such reduction, the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Bank.

           The Bank shall not pay any dividend or make any other distribution in respect of shares of Common Stock held in the treasury of the Bank.

               (ii) In the event that outstanding shares of Common Stock are subdivided into a greater number of shares of Common Stock, or combined into a smaller number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day immediately subsequent to the day on which such subdivision or combination becomes effective shall be, in the case of any such subdivision, proportionately reduced, and, in the case of any such combination, proportionately increased, such that the ratio consisting of the Conversion Price in effect prior to such subdivision or combination event, as the case may be, shall be equal to the ratio consisting of the total number of shares of Common Stock outstanding immediately subsequent to such event relative to the total number of shares of Common Stock outstanding immediately prior to such event, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the day immediately subsequent to the day on which such subdivision or combination becomes effective.

               (iii) In the event the Common Stock shall be changed into the same or a different number of shares of any class or series of stock, whether by capital reorganization, reclassification or otherwise (other than a stock dividend that is provided for in subclause 3(c)(i), a subdivision or combination of shares that is provided for in subclause 3(c)(ii) or a reorganization, merger, consolidation or sale of assets provided for in clause (d)), then and in such event, the holders of shares of Series A Preferred Stock shall have the right thereafter to convert such shares into the kind and amount of shares of stock and other securities and property received upon such reorganization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock could have been converted immediately prior to such reorganization, reclassification or change.

               (iv) In the event the Bank shall issue rights or warrants to all holders of Common Stock that entitle such holders (within a 45 calendar-day period after the date fixed for the determination of shareholders entitled to receive such rights or warrants) to subscribe for or purchase shares of Common Stock at a price per share less than the current Market Price (defined below) per share of the Common Stock on the date fixed for the determination of shareholders entitled to receive such rights or warrants, the Conversion Price in effect at the opening of business on the day subsequent to the date fixed for such determination shall be reduced by multiplying such Conversion Price by a fraction of which the numerator shall be the sum of the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock that the aggregate of the offering price of the total number of shares of Common Stock so offered for subscription or purchase would purchase at such current Market Price and the denominator shall be the sum of the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock so offered for subscription or purchase would purchase at such current Market Price and the denominator shall be the sum of the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock so offered for subscription or purchase, such reduction to become effective immediately subsequent to the opening of business on the day subsequent to the date fixed for such determination. For purposes of calculating such reduction, the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Bank.

           The Bank shall not issue any rights or warrants in respect of shares of Common Stock held in the treasury of the Bank.

                     (v) In the event the Bank shall, by dividend or otherwise, distribute to all holders of shares of Common Stock shares of its capital stock (other than a dividend or distribution of Common Stock described in subclause 3(c)(i)), evidences of indebtedness or assets (other than any dividend or distribution paid in cash out of the retained earnings or consolidated net income of the Bank), or rights or warrants to subscribe for or purchase such shares, evidences of indebtedness or assets (excluding any rights or warrants referred to in subclause 3(c)(iii)), then in each such case the Conversion Price shall be adjusted by multiplying the Conversion Price in effect immediately prior to the close of business on the date fixed for the determination of shareholders entitled to receive such distribution by a fraction of which the numerator shall be the current Market Price per share of the Common Stock less the fair market value (as determined by the Board of Directors, whose determination shall be conclusive) of the portion of the assets or evidences of indebtedness so distributed allocable to one share of Common Stock, in each case on the date fixed for such determination, and the denominator shall be such current Market Price per share of the Common Stock, such adjustment to become effective immediately subsequent to the date fixed for the determination of the shareholders entitled to receive such distribution.

                     (vi) "Market Price" shall mean the average of the daily closing prices of the Common Stock for the 30-day period ending 15 days prior to the date as of which the Market Price is being determined, as reported by the NASDAQ National Market System or by any national securities exchange on which the Common Stock is admitted for trading.

                     (vii) No adjustment in the Conversion Price for the Series A Preferred Stock shall be required unless such adjustment would require an increase or decrease of at least one percent (1%) in the Conversion Price then in effect; provided, however, that any adjustment that would otherwise be
           --------  -------
required to be made shall be carried forward and taken into account in determining whether and the extent to which any subsequent adjustment is required. Except as set forth above, the Conversion Price will not be adjusted for the issuance of the Common Stock or any securities convertible into or exchangeable or exercisable for the Common Stock, or carrying the right or option to purchase or otherwise acquire the foregoing, in exchange for cash, other property or services. The Bank has the option, exercisable at any time and from time to time, to reduce the Conversion Price (effectively permanently or for such period of time as the Bank may determine), so long as such reduction is effective for a minimum period of twenty days and is irrevocable during such period and the Bank notifies holders of Series A Preferred Stock at least fifteen days prior to the date on which the reduced Conversion Price takes effect. All calculations under this Section 3 shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be.

                     (d) Consolidation. Merger. Sale of Assets or
                         ----------------------------------------
Reorganization. In the event of any (i) consolidation or merger of the Bank with
--------------
or into any other entity (other than a consolidation or merger in which the Bank is the surviving entity), (ii) sale, transfer, lease or other conveyance of all or substantially all of the assets of the Bank to any other entity, (iii) capital reorganization, reclassification or change of the Common Stock (to the extent not otherwise provided for in clause 3(c) or solely a change in par value) or (iv) consolidation or merger of another entity into the Bank in which there is a reclassification or change of the Common Stock (to the extent not otherwise provided for in clause 3(c) or solely a change in par value), each share of Series A Preferred Stock shall thereafter be convertible into the kind and amount of shares of stock or other securities, cash or other property to which a holder of the number of shares of Common Stock deliverable upon conversion of such Series A Preferred Stock would have been entitled upon such consolidation, merger, conveyance, reorganization or reclassification; and, in any such case, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interest thereafter of the holders of the Series A Preferred Stock, to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series A Preferred Stock. If the consideration into which the Series A Preferred Stock is convertible subsequent to any such event consists of the Common Stock or common stock of the surviving entity, then from and after the occurrence of such event, the Conversion Price for each share of Series A Preferred Stock into such common stock shall be subject to the anti-dilution and other adjustments described herein, applied as if such common stock were the Common Stock. The provisions of this clause 3(d) shall also apply to successive consolidations, mergers, sales or exchanges. The Bank shall not effect any such consolidation, merger or sale unless prior to or simultaneously with the consummation thereof the successor corporation or purchaser, as the case may be, shall assume by written instrument the obligation to deliver to the holder of the Series A Preferred Stock such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder is entitled to receive.

                     (e) No Impairment. The Bank will not, by amendment of its
                         -------------
Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Bank but will at all times in good faith assist in the carrying out of all the provisions of this
Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock against impairment.

                     (f) Certificates as to Adjustments. Upon the occurrence of
                         ------------------------------
each adjustment or readjustment of the Conversion Price pursuant to this Section 3, the Bank at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to the transfer agent for the Series A Preferred Stock and, by first-class mail, postage prepaid, to each holder of Series A Preferred Stock, a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Bank shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) all such adjustments and readjustments theretofore made, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at such time would be received upon the conversion of Series A Preferred Stock.

                     (g) Common Stock Reserved. The Bank shall reserve and at
                         ---------------------
all times keep available out of its authorized but unissued Common Stock, free from preemptive or other preferential rights, restrictions, reservations, dedications, allocations, options, other warrants and other rights under any stock option, conversion option or similar agreement, such number of shares of Common Stock as shall from time to time be sufficient to effect conversion of the Series A Preferred Stock.

                     (h) Other Permitted Adjustments. The Bank may make such
                         ---------------------------
reductions in the Conversion Price, in addition to those otherwise required or permitted herein, as it considers to be advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights shall not be taxable to the recipients.

                     (i) Notice. In the event the Bank shall (i) declare a
                         ------
dividend or any other distribution on its Common Stock, payable otherwise than in cash out of funds legally available therefor, (ii) authorize the granting to the holders of its Common Stock of rights to subscribe for or purchase any shares of capital stock of any class or of any other rights or (iii) propose to effect any consolidation of the Bank with or merger of the Bank with or into any other entity or a sale of the assets of the Bank substantially as an entirety or any statutory exchange of securities with another entity that would result in an adjustment to the Conversion Price as provided in this Section 3, the Bank shall cause to be mailed to the holders of record of the Series A Preferred Stock at least 15 days prior to the applicable date hereinafter specified a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution or rights or, if the holders of Common Stock of record are entitled to such dividend, distribution or rights are to be determined or
(y) the date on which such consolidation, merger or sale is expected to become effective, and the date as of which it is expected that holders of Common Stock for securities or other property deliverable upon such consolidation, merger, share exchange or sale. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such dividend, distribution, consolidation, merger or sale.

                                    Section 4
                                    ---------
                               Optional Redemption
                               -------------------

           The shares of Series A Preferred Stock may be redeemed for cash at the option of the Bank, in whole or in part, at any time on or after May 15, 1996. Notice of redemption shall be mailed by first class mail to the holders of the shares of Series A Preferred Stock to be redeemed, at least fifteen (15) but no more than sixty (60) days prior to the date fixed for redemption. The redemption price shall be $50.00 plus accrued and unpaid dividends (whether or not declared) to the date fixed for redemption. If less than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the Bank will select those to be redeemed by lot or a substantially equivalent method. Any shares of Series A Preferred Stock for which a notice of redemption has been given may be converted into shares of Common Stock at any time before the close of business on the date three (3) business days prior to the date fixed for redemption. All dividends upon the shares of Series A Preferred Stock called for redemption will cease to accrue and all rights of the holders thereof as shareholders of the Bank (except the right to receive the redemption price without interest upon the presentation of certificates representing the redeemed shares) will terminate on the redemption date, unless the Bank defaults in making payment of the amount payable upon such redemption. The Series A Preferred Stock is not subject to any mandatory redemption at the election of the holder, nor is there any sinking fund provision.

           The notice of redemption shall state: (i) the date fixed for redemption, (ii) the redemption price, (iii) that the holder has the right to convert such shares into Common Stock until the close of business on the date three (3) days prior to the redemption date, (iv) the then-effective Conversion Price and the place where certificates for such shares may be surrendered for conversion, (v) if less than all the shares held by such holder are to be redeemed, the number of shares to be redeemed from such holder, (vi) the place where certificates for such shares are to be surrendered for payment of the redemption price and (vii) that after the date fixed for redemption, the shares to be redeemed shall cease to accrue dividends or be entitled to any other rights (other than the right to receive the redemption price).

           If such notice is mailed as aforesaid, and if on or before the date fixed for redemption funds sufficient to redeem the shares called for redemption are set aside by the Bank in trust for the account of the holders of the shares to be redeemed, notwithstanding the fact that any certificate for shares called for redemption shall not have been surrendered for cancellation, on and after the redemption date, unless default shall be made by the Bank in providing for the payment of the redemption price plus accrued and unpaid dividends (whether or not declared) for the then current Dividend Period immediately preceding the date fixed for redemption, dividends shall cease to accrue on the shares of the Series A Preferred Stock called for redemption, and all rights of the holders thereof (except the right to receive the redemption price) shall cease with respect to such shares. Such redeemed shares of Series A Preferred Stock shall not be reissued and shall resume the status of authorized but unissued shares of serial Preferred Stock of the Bank, without designation as to series, upon the filing of any required certificate with the Secretary of State, until such shares are once more designated as part of a particular series by the Board of Directors.

                                    Section 5
                                    ---------
                               Liquidation Rights
                               ------------------

           (a) Liquidation. In the event of any liquidation, dissolution or
               -----------
winding up of the affairs of the Bank, each holder of-shares of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Bank to the holders of the Common Stock or of any Junior Stock by reason of their ownership thereof, $50.00 per share (plus any accrued and unpaid dividends, whether or not declared, for the then-current

Dividend Period). After the payment to such holders of such preferential amount, any remaining assets or surplus funds shall be distributed in accordance with
Section 5.2(b) of this Article V.

           (b) Pro Rata Distribution. If the assets or surplus funds to be
               ---------------------
distributed to the holders of (i) the Series A Preferred Stock under subparagraph (a) of this Section 5 and (ii) the holders of any Parity Stock are insufficient to permit the payment to such holders of their full preferential amount, the assets and surplus funds legally available for distribution shall be distributed ratably among (i) the holders of the Series A Preferred Stock, and
(ii) the holders of any Parity Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive.

           (c) Series A Preferred Stock Priority. All of the preferential
               ---------------------------------
amounts to be paid in connection with any liquidation, dissolution or winding up of the affairs of the Bank to the holders of (i) the Series A Preferred Stock under this Section 5, and (ii) the holders of any Parity Stock shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution or any assets of that Bank to, the holders of the Common Stock and any Junior Stock.

           (d) Consolidation. Merger Sale of Assets. A consolidation or merger
               ------------------------------------
of the Bank with or into another entity, or a conveyance of all or substantially all of the assets of the Bank, shall be regarded as a liquidation, dissolution or winding up of the affairs of the Bank within the meaning of this Section 5 unless, upon consummation of such consolidation or merger or sale of assets, the holders of voting securities of the Bank own directly or indirectly fifty-one percent (51%) or more of the voting power to elect directors of the consolidated or surviving or acquiring entity; provided, however, that each holder of Series
                                  --------  -------
A Preferred Stock shall have the right to elect the benefits of the provisions of Section 3(d) hereof in lieu of receiving payment in such liquidation, dissolution or winding up of the Bank pursuant to this Section 5.

                                    Section 6
                                    ---------
                                  Voting Rights
                                  -------------

           The holders of shares of Series A Preferred Stock shall have no right to vote on matters presented to the shareholders of the Bank for resolution by vote, except as and to the extent voting rights are conferred on the holders of shares of otherwise non-voting securities by the provisions of the Connecticut Stock Corporation Act, as amended from time to time. In such event, the holders of the Series A Preferred Stock shall each have one vote for each share so held, and otherwise shall vote (whether as a separate class or together with the holders of other classes of the Bank's capital stock) in accordance with the provisions of the Connecticut Stock Corporation Act.

           5.4 Vote Required. Except insofar as applicable provisions of Titles
               -------------
33 or 36a of the Connecticut General Statutes, as the same may be amended or recodified from time to time, require a greater percentage vote, all approvals, authorizations, ratifications and determinations of any corporate or shareholder action required by applicable law, these Articles of Incorporation, the Bylaws of the Bank, or an order or directive of its Board of Directors to be submitted for resolution by shareholder vote (including, but not limited to, any merger, consolidation, amendment of these Articles of Incorporation, sale of all or substantially all of the assets of the Bank, and dissolution of the Bank) shall be effective if authorized by the vote of, or agreed or consented to by, the holders of shares of capital stock having a majority of the voting power of all issued and outstanding shares of capital stock entitled to vote upon such approval, authorization, ratification or determination. The term "vote," as used in these Articles of Incorporation, shall include any vote by ballot or proxy, or otherwise and any shareholder consent, authorization, waiver or release.

           5.5 Action Without Meeting. Subject to the limitations of Section
               ----------------------
33-698 of the Connecticut General Statutes, as the same may be amended or recodified from time to time, any action which may be taken at a meeting of shareholders of the Bank may be taken without a meeting by consent in writing, setting forth the action to be taken, signed by persons (or their duly authorized attorneys-in-fact) holding such designated proportion of the voting power of shares, or of the shares of any particular class or series of a class, entitled to vote thereon or to take such action, as may be provided in these Articles of Incorporation or by applicable law.

           5.6 Minimum Capital. The minimum capital stock with which the Bank
               ---------------
shall commence business is One Million Dollars and the minimum capital surplus with which the Bank shall commence business is One Million Dollars.

                                   ARTICLE VI
                       Subscription and Pre-emptive Rights
                       -----------------------------------

           The Bank shall grant (a) in accordance with and to the extent required by the provisions of Section 36a-196(a) of the Connecticut General Statutes, as the same may be amended or recodified from time to time, subscription rights to its eligible deposit account holders and (b) in accordance with and to the extent required by the provisions of Section 36a-196(c) of the Connecticut General Statutes, as the same was in effect immediately prior to its amendment by Section 203 of Connecticut Public Act No. 96-271, pre-emptive rights to the holders of its capital stock. Except as set forth herein, no shareholder of the Bank shall have, by reason of his holding a share or shares of the capital stock of the Bank of any class or series of a class, now or hereafter authorized, any pre-emptive or preferential right to purchase or subscribe to any shares of any class of capital stock of the Bank now or hereafter to be authorized or issued, nor purchase or subscribe to any notes, debentures, bonds or other securities of the Bank (whether or not convertible into or carrying rights, options or warrants to purchase shares of any class of capital stock) now or hereafter to be authorized or issued, whether or not the issuance of such shares or other securities would adversely affect any rights or privileges of such shareholder by virtue or his holding a share or shares of any capital stock of the Bank (or any direct or indirect interest of such shareholder in the asset, properties, business or affairs of the Bank), excepting only such pre-emptive or preferential rights, warrants or options as the Board of Directors, in its discretion, may grant from time to time.

                                  ARTICLE VII

                                   Directors
                                   ---------

           7.1 Board of Directors. The business and affairs of the Bank shall be
               ------------------
managed under the direction of its Board of Directors. The number of directors of the Bank constituting the initial Board of Directors shall be fourteen and shall thereafter be fixed from time to time at such number as the Board of Directors may by resolution determine in accordance with the Bylaws of the Bank. The Directors shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as reasonably possible, with the directors in each class to hold office until their successors, if any, are elected and qualified. Each member of the Board of Directors in the first class of directors shall hold office until the annual meeting of shareholders in 1989, each member of the Board of Directors in the second class of directors shall hold office until the annual meeting of shareholders in 1990 and each member of the Board of Directors in the third class of directors shall hold office until the annual meeting of the shareholders in 1991. At each annual meeting of the shareholders of the Bank, the successors, if any, to the class of directors whose terms expire at that meeting shall be elected to hold office for terms expiring at the later of the annual meeting of shareholders held in the third year following the year of their election or the election and qualification of the successors, if any, to such class of directors.

           7.2 Initial Board. The name, address and principal occupation of each
               -------------
prospective initial director of the Bank are set forth below:


Name                                Address                                        Principal Occupation
----                                -------                                        --------------------

First Class
-----------
George R. Dunbar               57 Grayrock Road                                    Retired President
                               Trumbull, CT 06611                                  Bryant Electric
                                                                                   Division of
                                                                                   Westinghouse
                                                                                   Electric Corp.

Edward E. Harrison             108 Hill Brook Lane                                 Chairman Emeritus
                               Fairfield, CT 06430                                 Bridgeport Area
                                                                                   Foundation

Betty R. Hollander             Arbor Road                                          Chairman
                               Stamford, CT 06903                                  The Omega Group

John J. Scanlon                2345 Redding Road                                   Vice Chairman of
                               Fairfield, CT 06430                                 the Board, People's Bank
                                                                                   (Retired Executive Vice
                                                                                   President, American
                                                                                   Telephone & Telegraph)

Wilmot F. Wheeler, Jr.         328 Sasco Hill Road                                 Chairman of the
                               Southport, CT 06490                                 Board, Jelliff Corp.

Second Class
------------

William H. Farley              16 Saw Mill Road                                    President
                               W. Simsbury, CT 06902                               The Farley Company

Samuel W. Hawley               2760 Congress St.                                   Chmn. of the
                               Fairfield, CT 06430                                 Executive Committee,
                                                                                   People's Bank (Ret.
                                                                                   Chmn. of the Board)

Robert W. Huebner              206 Old Oaks Road                                   Retired Executive
                               Fairfield, CT 06430                                 Vice President, Southern
                                                                                   New England Telephone
                                                                                   Company


Name                                Address                                        Principal occupation
----                                -------                                        --------------------
Saul Kwartin                   35 Very Merry Road                                  Attorney, Wofsey,
                               Stamford, CT 06903                                  Rosen, Kweskin &
                                                                                   Kurianski

G. J. Ratcliffe, Jr.           278 Sherwood Drive                                  Chairman,
                               Southport, CT 06490                                 President
                                                                                   & Chief Executive
                                                                                   Officer, Hubbell
                                                                                   Incorporated
Third Class
-----------

David E. A. Carson             37 Beacon Street                                    President &
                               Bridgeport, CT 06605                                Chief Executive Officer
                                                                                   People's Bank

George P. Carter               971 Burr Street                                     President
                               Fairfield, CT 06430                                 Connecticut Foods,
                                                                                   Inc.

Norwick R. Goodspeed           2821 Congress St.                                   Chairman of the
                               Fairfield, CT 06430                                 Board
                                                                                   People's Bank

John F. Merchant               69 Parkway                                          Attorney, Merchant
                               Fairfield, CT 06430                                 & Rosenblum

           7.3 Nominations to Board of Directors. Nominations for the election
               ---------------------------------
of directors may be made only by the Board of Directors or by a record owner of Common Stock. Any such holder of Common Stock, however, may nominate one or more persons for election as director at a meeting only if written notice of such holder's intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid to the Secretary of the Bank not later than: (a) with respect to an election to be held at an annual meeting of shareholders, one hundred twenty (120) days in advance of such meeting; and (b) with respect to an election to be held at a special meeting of shareholders for the election of directors, the close of business on the seventh day following the earlier of: (i) the date on which notice of such meeting is first given to shareholder; or (ii) the date on which a public announcement of such meeting is first made. Each such notice shall include: (1) the name and address of each shareholder of record who intends to appear in person or by proxy to make the nomination and of the person or persons to be nominated; (2) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (3) such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and (4) the consent of each nominee to serve as a director of the Bank if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

           7.4 Vacancy on Board of Directors. Newly created directorships
               -----------------------------
resulting from any increase in the number of directors or any vacancy on the Board of Directors resulting from death, resignation, retirement, disqualification, removal or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director. Any director elected in accordance with preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor, if any, shall have been elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director

           7.5 Compensation. The Board of Directors of the Bank is hereby
               ------------
specifically authorized to make provision for compensation to its members for their services as directors and to fix the basis and conditions upon which such compensation shall be paid. Any director of the Bank may also serve the Bank in any other capacity and receive additional compensation therefor in any form.

                                 ARTICLE VIII
                             Business Combinations
                             ---------------------

           8.1 Evaluation of Business Combinations. In connection with the
               -----------------------------------
exercise of its judgment in determining what is in the best interests of the Bank and of the Bank's shareholders, when evaluating a Business Combination or a proposal by another person or persons acting as a group to make a Business Combination or a tender or exchange offer, the Board of Directors of the Bank shall, in addition to considering the adequacy of the amount to be paid in connection with any such transaction, consider all of the following factors and any other factors which it deems relevant: (a) the social and economic effects of the transaction on the Bank and its subsidiaries, affiliates, employees, depositors, borrowers from and other customers of the Bank, creditors, and the relevant constituencies of the communities in which the Bank and its subsidiaries and affiliates operate or are located; (b) the business and financial condition and earnings prospects (present and anticipated) of the Bank and its subsidiaries and affiliates; (c) the business and financial condition and earnings prospects of the acquiring person or group, including, but not limited to debt service and other existing financial obligations, financial obligations to be incurred in connection with the acquisition, and other foreseeable financial obligations of the acquiring person or group, and the possible effects of such conditions upon the Bank and its subsidiaries and affiliates and the relevant constituencies of the communities in which the Bank and its subsidiaries and affiliates operate or are located; and (d) the competence, experience, and integrity of the acquiring person or group and its management.

           8.2 Definition. For purposes of this Article VIII, a "Business
               ----------
Combination" means:

           (a) The sale, exchange, lease, transfer or other disposition to or with any person or group or any affiliate or associate of such person or group by the Bank or any of its subsidiaries (in a single transaction or a series of related transactions) of all or substantially all, or any substantial part, of its or their assets or businesses (including, without limitation, any securities issued by a subsidiary of the Bank);

           (b) The purchase, exchange, lease or other acquisition by the Bank or any of its subsidiaries (in a single transaction or a series of related transactions) of all or substantially all, or any substantial part, of the assets or business of any person or group or any affiliate or associate of such person or group;

           (c) Any merger or consolidation of the Bank or any subsidiary thereof into or with any person or group or any affiliate or associate of such person or group, irrespective of which person or group is the surviving entity in such merger or consolidation; or

           (d) The acquisition upon the issuance thereof, of beneficial ownership by any person or group of Common Stock or securities convertible into Common Stock or any voting securities or securities convertible into voting securities of any subsidiary of the Bank, or the acquisition, upon the issuance thereof, of beneficial ownership by any person or group of any rights, warrants or options to acquire any of the foregoing or any combination of the foregoing if such person or group prior to such acquisition owned, or as a result of such acquisition would own, more than five percent (5%) of the Common Stock or more than five percent (5%) of the voting securities of a subsidiary then issued and outstanding (assuming full conversion of all securities owned or to be acquired by such person or group which are or would be convertible into Common Stock or into voting securities of a subsidiary).

           As used in these Articles of Incorporation (i) a "series of related transactions" shall be deemed to include not only a series of transactions with the same person or group, but also a series of separate transactions with any person or group or any affiliate or associate of such person or group; (ii) "affiliate," "associate," "subsidiary," and "voting securities," shall have the meanings defined in 17 CFR 230.405; (iii) "person," and "security" shall have the meaning defined in 15 U.S.C. (S)78c; and (iv) "beneficial ownership" shall have the meaning defined in 17 CFR 240.13d-3.

                                  ARTICLE IX
                             Acquisition of Stock

           9.1 Restrictions on Offers and Acquisitions. For a period of three
               ---------------------------------------
years from the date of the closing of the initial public offering of capital stock of the Bank, no person (other than the Incorporator in its reorganized form as a mutual holding company), acting singly or together with any affiliates, associates or group of persons acting in concert with such person, shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than five percent (5%) of the issued and outstanding shares of any class of voting securities of the Bank or any securities convertible into, or entitling the holder thereof to purchase or otherwise acquire (with or without consideration), more than five percent (5%) of any class of an equity security of the Bank. For purposes hereof, beneficial ownership by a person of securities shall include all securities beneficially owned by the affiliates and associates of such person.

           9.2 Definitions. For purposes of this Article IX, the following terms
               -----------
shall have the same meanings as follows: "persons" shall include any individual, group acting in concert, firm, corporation, partnership, association, joint stock company, trust, unincorporated organization, syndicate, or other entity; "group acting in concert" includes persons seeking to combine or pool their voting or other interests in the securities of the Bank for a common purpose, pursuant to any contract, trusts, understanding, relationship, agreement, or other arrangement, whether written or otherwise; "offer" includes every offer to buy or acquire, solicitation of an offer to sell, tender offer for, or request or invitation for tender of, a security or interest in a security for value.

           9.3 Exclusion for Underwriters, Directors, Officers and Employees.
               -------------------------------------------------------------
The restriction contained in this Article IX shall not apply to any offer with a view toward public resale made exclusively to the Bank or to underwriters or a selling group acting on its behalf; in addition, the directors, officers, and employees of the Bank or any subsidiary thereof shall not be deemed to be a "person" solely by reason of their individual acquisitions of voting securities of the Bank.

           9.4 Readoption of Restriction by Shareholders. This Article IX may be
               -----------------------------------------
readopted for additional one-year or longer periods by vote of the holders of a majority of the outstanding voting securities of the Bank present or represented at a duly convened annual or special meeting of shareholders of the Bank.

           9.5 Exceptions. This Article IX shall not apply to any offer or
               ----------
acquisition referred to in Section 9.1 above if such offer or acquisition was approved, in advance of such offer or acquisition, by the Board of Directors, or if such acquisition results or would result solely from a person's exercise of his subscription or pre-emptive rights granted pursuant to Article VI hereof.

           9.6 Enforcement of this Article IX. When any person directly or
               ------------------------------
indirectly, acquires beneficial ownership of more than five percent (5%) of the issued and outstanding shares of any class of voting securities of the Bank or any securities convertible into, or entitling the holder thereof to purchase or acquire (with or without consideration), more than five percent (5%) of any class of an equity security of the Bank in violation of this Article IX, any voting securities beneficially owned by said person in excess of said five percent (5%) shall not be counted as shares of voting securities entitled to notice, to vote or to take any other shareholder action and shall not be voted by any person or be counted in determining the total number of outstanding shares for purposes of any matter involving shareholder action.

                                   ARTICLE X
                                Indemnification
                                ---------------

           10.1 The Bank shall indemnify its directors, officers, employees, agents, and all other persons eligible for indemnification by the Bank, to the fullest extent permitted or required by Section 33-770 through 33-778 (inclusive) of the Connecticut General Statutes, as the same may be amended or recodified from time to time to provide for indemnification on an equivalent or expanded (but not more limited) basis, and as provided by the Bylaws of the Bank.

           10.2 No director of the Bank shall be personally liable to the Bank or its stockholders for monetary damages for breach of duty as a director in any amount in excess of the compensation received by the director for serving the Bank in that capacity during the year such violation occurred, unless such breach (1) involves a knowing and culpable violation of law by the director, (2) enables the director or an associate of such director, (as defined in subdivision (2) of Section 33-840 of the Connecticut General Statutes, as the same may be amended or recodified from time to time), to receive an improper personal economic gain, (3) shows a lack of good faith and a conscious disregard for the duty of the director to the Bank under circumstances in which the director was aware that his conduct or omission created an unjustifiable risk of serious injury to the Bank, (4) constitutes a sustained and unexcused pattern of inattention that amounted to an abdication of the director's duty to the Bank, or (5) creates liability under Section 36a-58 of the Connecticut General Statutes, as the same may be amended or recodified from time to time. Any repeal or modification of this Article 10.2 by the stockholders of the Bank shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the Bank existing at the time of such repeal or modification.